Exhibit 5.1/23.2

Opinion of Miller, Canfield, Paddock and Stone, P.L.C.

December 21, 2009

BorgWarner Inc.
3850 Hamlin Road
Auburn Hills, Michigan 48326

Re: Registration of Shares on Form S-3

Ladies and Gentlemen:

            We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 500,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of BorgWarner Inc., a Delaware corporation (the “Company”). The Shares are issuable under the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

            You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation, and Bylaws, the Plan and the corporate action of the Company adopting the Plan, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion; we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

            Our opinion set forth below is limited to the law of the State of Delaware.

            Based upon and subject to the foregoing, it is our opinion that the Shares, when and if issued and delivered against payment therefor in accordance with the Plan, will be validly issued, fully paid and nonassessable.

            The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

            This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly

/s/ Miller, Canfield, Paddock and Stone, P.L.C.